Exhibit 10.4

AMENDMENT NO. 2

to

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of January 6, 2015, by and between CTI BioPharma Corp., a Washington corporation (the “Company”), and James A. Bianco (the “Executive”).

WHEREAS, the Executive is currently employed by the Company pursuant to that certain Employment Agreement, effective as of January 1, 2011 and subsequently amended as of March 21, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement, as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.      The last sentence of Section 4(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“In addition, the Company shall reimburse Executive for his retainer fees for direct primary care physician services each year, subject to a maximum cap on such reimbursements of Thirty Thousand Dollars ($30,000) for each year.”

2.       Section 4(f) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(f) Medical License Fees. The Company shall promptly reimburse Executive for all reasonable and necessary costs and expenses incurred by Executive to maintain Executive’s medical license (Executive shall not be entitled to any tax gross-up for this benefit).”

3.       The last sentence of Section 7(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“In the event of a termination of your employment or a change in control of the Company, your awards granted under the Company’s 2007 Equity Incentive Plan, as amended from time to time (or any successor equity plan of the Company), that are subject to performance-based vesting requirements will be governed by the applicable award agreements, and nothing in this Section 7 or Section 8 shall apply as to such awards.

4.       Sections 7(b) and (c) of the Employment Agreement are hereby amended and restated to read in their entirety as follows:

“(b) Involuntary Termination. If Executive’s employment is terminated by the Company without Cause (as defined herein) or if Executive resigns from Executive’s employment for Good Reason (as defined herein) (for purposes of clarity, a termination without Cause or for Good Reason does not include a termination that occurs as a result of Executive’s death or disability), and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and Executive signs and does not revoke a general release of all claims in the form prescribed by the Company (a “Release”) and such Release becomes effective within fifty-five (55) days of Executive’s Separation (the “Deadline”), then, subject to Section 7(f) below and in addition to the Accrued Obligations, Executive shall receive: (i) two (2) years of Base Salary, which shall be paid in twenty-four (24) equal monthly installments, commencing on the Company’s first normal payroll date that occurs on or after the Deadline (and in all events within sixty (60) days after the Separation); (ii) any unvested portion of any options, restricted stock or other equity or equity-based awards granted by the Company to the Executive under any stock option and stock incentive plans of the Company or otherwise will, to the extent outstanding immediately prior to such termination of employment, immediately vest and become exercisable (and, in the case of options or similar rights, such rights will remain exercisable for a period of not less than two (2) years following the date of Executive’s Separation (except with respect to any options granted pursuant to a plan intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”)), subject to the terms of the applicable plan and award agreement regarding the maximum term of the award and the Company’s ability to terminate or settle the award in connection with a change in control or similar event as prescribed in the applicable plan or award agreement); (iii) the Company shall reimburse Executive for monthly premiums paid to continue Executive’s (and, if applicable, Executive’s eligible spouse and dependents) Company health insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for two (2) years from the date that Executive (and, if applicable, Executive’s eligible spouse and dependents) lose health care coverage as an employee under the Company’s health plans until the earlier of: (1) a date two (2) years after the date health care coverage is lost as an employee; or (2) a date on which the Executive is covered under the medical plan of another employer, which does not exclude pre-existing conditions; and (iv) the Company shall continue to pay premiums to maintain any life insurance for Executive, existing and paid for by the Company as of the date of Executive’s Separation, for two (2) years following Executive’s Separation, which payments shall be made on each regularly scheduled due date for such payments beginning with the first regularly scheduled due date that occurs on or after the Deadline (with any payments due prior to such time being made on such date).

(c) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily (other than for Good Reason by Executive) or for Cause by the Company or due to Executive’s death or disability, then (i) all vesting of then outstanding and unvested options, restricted stock or other equity or equity-based awards granted by the Company to the Executive under any stock option and stock incentive plans of the Company or otherwise will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to the Accrued Obligations), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.”

5.       Section 8 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“8. Change of Control Benefits. In the event of a Change of Control during Executive’s employment, any unvested portion of any options, restricted stock or other equity or equity-based awards granted by the Company to the Executive under any stock option and stock incentive plans of the Company or otherwise, to the extent outstanding immediately prior to the Change in Control, will have such vesting accelerated so as to become 100% vested upon (or, to the extent necessary to give effect to such acceleration, immediately prior to) such Change in Control (and, in the case of options or similar rights, such rights will remain exercisable for a period of not less than two (2) years following the date of Executive’s Separation (except with respect to any options granted pursuant to a plan intended to qualify under Section 423 of the Code), subject to the terms of the applicable plan and award agreement regarding the maximum term of the award and the Company’s ability to terminate or settle the award in connection with a change in control or similar event as prescribed in the applicable plan or award agreement). Any options, restricted stock or other equity or equity-based awards granted by the Company to the Executive under any stock option and stock incentive plans of the Company or otherwise after the Change of Control will be subject to the terms, definitions and provisions of the applicable plan and award agreements.”

6.       Section 17 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“17. Integration. This Agreement, together with the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto; provided, however, that any such subsequent agreement that would contract Executive’s rights under this Agreement must expressly refer to this Agreement in order for it to waive, alter or modify (in whole or in part) Executive’s rights under this Agreement.”

7.       Except as expressly modified herein, the Employment Agreement shall remain in full force and effect in accordance with its original terms.

8.       Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Employment Agreement.

9.       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

CTI BioPharma Corp.

By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and
Administration

EXECUTIVE

/s/ James Bianco
James A. Bianco, M.D.

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